SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. __)*

                          Eagle Broadband Incorporated
                                (Name of Issuer)

                     Common Stock, Par Value $0.01 Per Share
                         (Title of Class of Securities)

                                   269437109
                                 (CUSIP Number)

                                 August 18, 2005
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)






- ---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 269437109                      13G

- -----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
                              Frorer Partners, L.P.     94-3176624
- -----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [ ]
                                                                  (b)  [ ]
- -----------------------------------------------------------------------------
     (3)    SEC USE ONLY
- -----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                             Delaware
- -----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                            22,222,222
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             -0-
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             22,222,222
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              -0-
- -----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                             22,222,222
- -----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
- -----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                             5.5%
- -----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                              PN
- -----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!




CUSIP No. 125269100                      13G

Item 1(a).     Name of Issuer:

     The name of the issuer is Eagle Broadband, INC. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at 101 Courageous Drive,
League City, TX 77573-3925

Item 2(a).     Name of Person Filing:

     This statement is filed by:

           	  Frorer Partners, L.P., a Delaware limited partnership with respect to shares of Common Stock directly owned by it;








CUSIP No. 269437109                      13G

Item 2(b). Address of Principal Business Office or,if None, Residence:

     The address of the business office of Frorer Partners is 15 North Balch Street,
Hanover, N 03755

Item 2(c).     Citizenship:

     The Domestic Partnership and the General Partner, is organized under the laws of the State of Delaware.

Item 2(d).     Title of Class of Securities:

     Common Stock, par value $0.01 per share(the "Common Stock")

Item 2(e).  CUSIP Number:

     269437109

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [ ] Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box:  [x]

CUSIP No. 269437109                     13G

Item 4.   Ownership.


          (a) Amount beneficially owned: 22,222,222
          (b) Percent of class: 5.5%
          (c) Number of shares as to which such person has:
              (i) Sole power to vote or direct the vote: 22,222,222
              (ii) Shared power to vote or direct the vote: -0-
              (iii) Sole power to dispose or direct the disposition: 22,222,222
              (iv) Shared power to dispose or direct the disposition: -0-




Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. (Additional
Note: The Reporting Persons became the beneficial owners of more than five percent of the class of securities on the date of the event that required the filing of this statement, August 10, 2005.)

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Not applicable

Item 9.  Notice of Dissolution of Group.

     Not applicable.

CUSIP No. 269437109                      13G

Item 10.  Certification.

     Each of the Reporting Persons hereby makes the following certification:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED:  August 29, 2005


                                   Peter H. Frorer
                                  -------------------------------------
                                  General Partner
				  Frorer Partners, L.P.